Exhibit 99.1

NEWS RELEASE

Weatherford Announces Change to Executive Leadership Team

HOUSTON, June 8, 2020 -- Weatherford International plc (“Weatherford” or the “Company”) today announced that Mark A. McCollum, President, Chief Executive Officer and a director, has left the Company, effectively immediately. Karl Blanchard, Executive Vice President and Chief Operating Officer, and Christian Garcia, Executive Vice President and Chief Financial Officer, will form the Office of the Chief Executive, reporting directly to the Board of Directors and will oversee the day to day operations. The Board of Directors has initiated a search to identify a permanent President and Chief Executive Officer and will work with a leading executive search firm to assist in the process.

“Weatherford delivered materially improved performance this year until the onset of the COVID-19 pandemic and actions by certain oil producing nations created unprecedented uncertainty in the energy and other markets. We will continue to focus our efforts on reducing costs and managing liquidity in the face of this challenging business environment,” said Thomas Bates, Jr., Chairman of the Board. “Karl and Christian have demonstrated that they have the experience and ability to assume these expanded responsibilities. We are confident in their leadership of the Company during this interim period as we conduct the search for a Chief Executive Officer.”

Mr. Bates concluded, “On behalf of the Board, we thank Mark for his contributions to Weatherford. We wish him the best.”

About Karl Blanchard

Karl Blanchard was named Executive Vice President and Chief Operating Officer in August 2017. Mr. Blanchard previously served as the Chief Operating Officer for Seventy Seven Energy where he was responsible for the drilling, hydraulic fracturing, and rental tool business units, as well as key support functions. Prior to Seventy Seven Energy, Mr. Blanchard spent more than 30 years at Halliburton where he was responsible for a significant portion of the company’s flagship product service lines, including production enhancement, cementing, and testing and subsea. He also served as Country Vice President of Halliburton Indonesia. Mr. Blanchard has a Bachelor of Science degree in engineering from Texas A&M University and is a member of the Society of Petroleum Engineers.

About Christian Garcia

Christian Garcia joined Weatherford in January 2020 as Executive Vice President and Chief Financial Officer. Mr. Garcia previously served as Executive Vice President and Chief Financial Officer at Visteon Corporation, a leader in automotive cockpit electronics. He also served as acting Chief Financial Officer of Halliburton Company where he held a variety of leadership positions of increasing responsibility. Earlier in his career, he held financial and planning roles with Landmark Graphics, Bell and Howell, and San Miguel Corporation in the Philippines. Mr. Garcia served as board member and Chairman of the Audit Committee for Keane Group from 2017 to 2019. Mr. Garcia has a bachelor's degree in business economics from the University of the Philippines, and a master’s degree in management from Purdue University.

About Weatherford

Weatherford is the leading wellbore and production solutions company. Operating in more than 80 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 20,000 team members and 600 locations, which include service, research and development, training, and manufacturing facilities. Visit weatherford.com for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.

Forward-Looking Statements

This news release contains forward-looking statements concerning, among other things, the Company’s business strategy, plans, goals and objectives.  These forward-looking statements are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford's management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the extent or duration of business interruptions associated with COVID-19, the price and price volatility of oil and natural gas, the macroeconomic outlook for the oil and gas industry, the duration and severity of the impact of the COVID-19 pandemic on oil and gas demand and commodity prices, our ability to generate cash flow from operations to fund our operations, the outcome of any discussions with our bondholders regarding the terms of a potential restructuring of our indebtedness or a recapitalization of the Company, realization of additional cost savings and operational efficiencies and potential logistical issues and potential non-cash asset impairment charges for long-lived assets, intangible assets or other assets. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and those set forth from time-to-time in the Company's other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Contact

Sebastian Pellizzer

Senior Director, Investor Relations

+1 713-836-6777

investor.relations@weatherford.com